EXECUTION COPY

SECOND AMENDMENT

SECOND AMENDMENT, dated as of January 28, 2005 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of April 22, 2004 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among EXTENDICARE HOLDINGS, INC., a Wisconsin corporation (“Holdings”), EXTENDICARE HEALTH SERVICES, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, US BANK, NATIONAL ASSOCIATION, as syndication agent, GENERAL ELECTRIC CAPITAL CORPORATION, RESIDENTIAL FUNDING CORPORATION and LASALLE BANK NATIONAL ASSOCIATION, as co-documentation agents, and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make and have made loans and other extensions of credit to the Borrower;

WHEREAS, the Borrower has entered into a Plan of Merger and Acquisition Agreement, dated as of November 4, 2004 (the “Acquisition Agreement”), by and among Assisted Living Concepts, Inc., a Nevada corporation (“Assisted Living”), the Borrower and Alpha Acquisition, Inc., a wholly owned Subsidiary of the Borrower (“Alpha”), pursuant to which (i) Alpha will purchase the outstanding capital stock of Assisted Living for an aggregate purchase price of $280,000,000 (consisting of approximately $140,000,000 of cash consideration and approximately $140,000,000 of existing Indebtedness of Assisted Living and its Subsidiaries which will continue to be outstanding following consummation of the Acquisition) and (ii) Alpha will be merged with and into Assisted Living and Assisted Living shall continue as the surviving corporation under the name Assisted Living Concepts, Inc. (collectively, the “Acquisition”);

WHEREAS, in order to finance the Acquisition, (i) Extendicare Inc., a Canadian limited company and the indirect parent company of Holdings, will make a 6% senior unsecured loan to Holdings in the aggregate principal amount of $55,000,000 (the “Parent Intercompany Loan”), the proceeds of which will be used by Holdings to make a 6% senior unsecured loan to the Borrower in the aggregate principal amount of $55,000,000 (the “Holdings Intercompany Loan”) and (ii) the Borrower will contribute $140,000,000 in cash to the equity of Alpha (the “Alpha Equity Contribution”), which amount will be sourced from (x) the proceeds of the Holdings Intercompany Loan, (y) $60,000,000 of Revolving Credit Loans to be borrowed by the Borrower and (z) $25,000,000 of cash-on-hand at the Borrower; and

WHEREAS, Holdings and the Borrower have requested that certain provisions of the Credit Agreement be amended in the manner provided for in this Amendment;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

SECTION 2. AMENDMENTS TO THE CREDIT AGREEMENT.

2.1 Amendments to Section 1.1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by:

(a) inserting the following new definitions in the appropriate alphabetical order:

“Acquisition”: as defined in the preamble to the Second Amendment.

“Acquisition Agreement”: as defined in the preamble to the Second Amendment.

“Acquisition Documentation”: collectively, the Acquisition Agreement and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case, as amended, supplemented or otherwise modified from time to time.

“Alpha”: as defined in the preamble to the Second Amendment.

“Alpha Equity Contribution”: as defined in the preamble to the Second Amendment.

“Assisted Living”: as defined in the preamble to the Second Amendment.

“Holdings Intercompany Loan”: as defined in the preamble to the Second Amendment.

“Parent Intercompany Loan”: as defined in the preamble to the Second Amendment.

“Restricted Subsidiary”: any Subsidiary other than an Unrestricted Subsidiary.

“Second Amendment”: the Second Amendment to this Agreement, dated as of January 28, 2005.

“Unrestricted Subsidiary”: Alpha, Assisted Living and each of its direct and indirect Subsidiaries.

(b) amending and restating in their entirety the following definitions:

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (g) of Section 7.5) which yields gross proceeds to the Borrower or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Consolidated EBITDA”: for any period, Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual (including increases to actuarial reserves for the Transferred Properties) or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges including write-off of goodwill or write-down of fixed asset values and (g) any write-down of warrants of Omnicare held by the Borrower on March 31, 2002 and minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Consolidated Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) income tax credits and (d) any other non-cash income, all as determined on a consolidated basis; provided, that for purposes of calculating Consolidated EBITDA for any period, (i) the Consolidated EBITDA of any Person, or any assets constituting a business unit, acquired by the Borrower or its Restricted Subsidiaries during such period (calculated for such Person and its Subsidiaries in the same manner as Consolidated EBITDA of the Borrower and its Restricted Subsidiaries is calculated) shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries, or such business unit, as at the end of the period preceding the acquisition of such Person, or such business unit, and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent, (ii) the Consolidated EBITDA of any Person, or attributable to the assets constituting a business unit, Disposed of by the Borrower or its Restricted Subsidiaries during such period (calculated for such Person and its Subsidiaries in the same manner as Consolidated EBITDA of the Borrower and its Restricted Subsidiaries is calculated) (including the Transferred Properties, in the case of calculation of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period which includes any date on or prior to the date of Disposition of the Transferred Properties) shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period) and (iii) the Consolidated EBITDA attributable to any Non-Recourse Subsidiary or any assets that secure Permitted Non-Recourse Debt (calculated for such Person and its Subsidiaries in the same manner as Consolidated EBITDA of the Borrower and its Restricted Subsidiaries is calculated) shall be excluded from Consolidated EBITDA of the Borrower and its Restricted Subsidiaries. In addition, changes in accounting principles affecting financial covenants within such testing period shall be reversed so as to nullify such affect.

“Consolidated EBITDAR”: for any period, Consolidated EBITDA for such period plus Consolidated Lease Expense for such period; provided, that in determining Consolidated EBITDAR for any period which includes any date on or prior to the date of Disposition of the Transferred Properties, all amounts specified in the foregoing definition that are attributable to the Transferred Properties shall not be included.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDAR for such period minus Consolidated Maintenance Capital Expenditures for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period and (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided, that in determining Consolidated Fixed Charges for any period which includes any date on or prior to the date of Disposition of the Transferred Properties, all amounts specified in the foregoing definition that are attributable to the Transferred Properties shall not be included.

“Consolidated Growth Capital Expenditures”: for any period, all Capital Expenditures of the Borrower and its Restricted Subsidiaries for such period representing the purchase price for, or other costs associated with the acquisition, construction or expansion of, a facility owned or operated by the Borrower or any Restricted Subsidiary; provided, that in determining Consolidated Growth Capital Expenditures for any period which includes any date on or prior to the date of Disposition of the Transferred Properties, all Capital Expenditures that are attributable to the Transferred Properties shall not be included.

“Consolidated Interest Expense”: for any period, total cash interest expense (excluding that attributable to Capital Lease Obligations and any amounts for amortization of costs relative to previous financings) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the Borrower with respect to letters of credit and bankers’ acceptance financing and net costs of the Borrower under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Restricted Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP, provided, that payments in respect of Capital Lease Obligations shall not constitute Consolidated Lease Expense.

“Consolidated Maintenance Capital Expenditures”: for any period, all Capital Expenditures of the Borrower and its Restricted Subsidiaries for such period, other than Consolidated Growth Capital Expenditures; provided, that in determining Consolidated Maintenance Capital Expenditures for any period which includes any date on or prior to the date of Disposition of the Transferred Properties, all Capital Expenditures that are attributable to the Transferred Properties shall not be included.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary, (d) in determining Consolidated Net Income for any period which includes the date of Disposition of the Transferred Properties, the amount of consolidated net income attributable to the Transferred Properties for such period shall not be included and (e) in determining Consolidated Net Income for any period, the consolidated net income for such period attributable to any Non-Recourse Subsidiary or any assets that secure Permitted Non-Recourse Debt shall be excluded.

“Consolidated Senior Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) the amount of all Consolidated Senior Debt on such day other than unsecured Indebtedness to (b) Consolidated EBITDA for such period.

“Consolidated Tangible Net Worth”: at any date, the difference of (a) all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries under stockholders’ equity at such date (excluding (i) any amount attributable to Unrestricted Subsidiaries and (ii) either write-ups or write-downs of the Transferred Properties or consideration received in respect thereto) minus (b) the amounts included on such consolidated balance sheet for goodwill (other than goodwill related to the Acquisition), trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Deposit Account”: each “deposit account” (as defined in Section 9-102 of the New York Uniform Commercial Code) in respect of which the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiary or any Unrestricted Subsidiary) is the depositor.

“Material Adverse Effect”: a material adverse effect on (a) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of Holdings, the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any material obligation under any Loan Document to which it is a party or (c) the material rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of Holdings and the Borrower or any Restricted Subsidiary to the Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) obligations of the Borrower or any Restricted Subsidiary under any Specified Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements.

“Purchase Price Refund”: any amount received by Holdings, the Borrower or any Restricted Subsidiary as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by Holdings, the Borrower or any Restricted Subsidiary.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of Holdings, the Borrower or any of its Restricted Subsidiaries.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by Holdings, the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Revolving Credit Loans pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event to acquire assets (other than inventory) useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets (other than inventory) useful in the business of the Borrower and its Restricted Subsidiaries.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets (other than inventory) useful in the business of the Borrower and its Restricted Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Securities Account”: each “securities account” (as defined in Section 8-501 of the New York Uniform Commercial Code) in respect of which the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiary or any Unrestricted Subsidiary) is the holder of the securities entitlements carried in such securities account.

“Specified Hedge Agreement”: any Hedge Agreement entered into by (a) the Borrower or any of its Restricted Subsidiaries and (b) any Person that, at the time such Hedge Agreement is entered into, is a Qualified Counterparty.

“Subsidiary Guarantor”: each Material Subsidiary of the Borrower other than any Excluded Foreign Subsidiary and any Unrestricted Subsidiary.

2.2 Amendments to Section 2.7 of the Credit Agreement. Section 2.7 of the Credit Agreement is hereby amended and restated in its entirety as follows:

2.7. Mandatory Prepayments. (a) Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be incurred by Holdings, the Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2 as in effect on the date of this Agreement), then on the date of such incurrence, the Revolving Credit Loans shall be prepaid (without any automatic reduction of Revolving Credit Commitments), by an amount equal to the amount of the Net Cash Proceeds of such incurrence. The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by Holdings, the Borrower or any of its Restricted Subsidiaries.

(b) Unless the Required Lenders shall otherwise agree, if on any date Holdings, the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, on the date of receipt by Holdings, the Borrower or any of its Restricted Subsidiaries of such Net Cash Proceeds, the Revolving Credit Loans shall be prepaid (without any automatic reduction of Revolving Credit Commitments) by an amount equal to the amount of such Net Cash Proceeds; provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $20,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date the Revolving Credit Loans shall be prepaid (without any automatic reduction of Revolving Credit Commitments) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

2.3 Amendment to Section 4.15 of the Credit Agreement. Paragraph (a) of Section 4.15 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a) The Subsidiaries listed on Schedule 4.15 constitute all the Material Subsidiaries of the Borrower at the date hereof. Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Capital Stock of such Subsidiary owned by each Loan Party and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary.

2.4 Amendments to Section 6.1 of the Credit Agreement. Section 6.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

6.1 Financial Statements. Furnish to each Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated, and unaudited consolidating, balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated, and unaudited consolidating, statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated, and unaudited consolidating, balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated, and unaudited consolidating, statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

2.5 Amendments to Section 6.2 of the Credit Agreement. Paragraphs (c) and (d) of Section 6.2 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including projected consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated and consolidating statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

2.6 Amendments to Section 6.9 of the Credit Agreement. Section 6.9 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by Holdings, the Borrower or any of its Material Subsidiaries (other than (v) any real property, (w) any property described in paragraph (b) or paragraph (d) of this Section, (x) the Capital Stock of Assisted Living, (y) any Property subject to a Lien expressly permitted by Section 7.3(g) and (z) Property acquired by an Excluded Foreign Subsidiary or an Unrestricted Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent. For purposes of clarity and notwithstanding any provisions of the Guarantee and Collateral Agreement or any other Loan Document to the contrary, the Capital Stock of Assisted Living shall not be subject to the security interest of the Administrative Agent and shall be deemed to be “Excluded Assets” under and as defined in the Guarantee and Collateral Agreement.

(b) With respect to (i) any new Material Subsidiary (other than an Excluded Foreign Subsidiary or an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary or an Unrestricted Subsidiary), by Holdings, the Borrower or any of its Subsidiaries, (ii) any Excluded Foreign Subsidiary which becomes a guarantor of or provides direct credit support with respect to any Indebtedness of Holdings, the Borrower or any Domestic Subsidiary, (iii) any Unrestricted Subsidiary which becomes a guarantor of or provides direct credit support with respect to any Indebtedness of Holdings, the Borrower or any Loan Party or (iv) any Inactive Subsidiary which ceases to qualify as an Inactive Subsidiary pursuant to Section 7.18 (such Subsidiary thereafter to be deemed a Material Subsidiary for all purposes of this Agreement), promptly (A) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Material Subsidiary that is owned by Holdings, the Borrower or any of its Restricted Subsidiaries, (B) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Restricted Subsidiary, as the case may be, (C) cause such Material Subsidiary (1) to become a party to the Guarantee and Collateral Agreement and (2) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such Material Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (D) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, to the extent that any Unrestricted Subsidiary provides an unsecured guarantee but no other credit support with respect to any Indebtedness of Holdings, the Borrower or any Loan Party, such Unrestricted Subsidiary shall only be required to execute and deliver a guarantee, in a form reasonably satisfactory to the Administrative Agent, with respect to the Obligations.

(c) Subject to Section 6.9(b)(ii), with respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by Holdings, the Borrower or any of its Subsidiaries (other than any Subsidiary which is an Excluded Foreign Subsidiary or an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by Holdings, the Borrower or any of its Subsidiaries (other than any Excluded Foreign Subsidiaries or Unrestricted Subsidiaries), (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of Holdings, the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) If at any time after the Closing Date, any Loan Party establishes, or any new Subsidiary (other than a Foreign Subsidiary or an Unrestricted Subsidiary) created or acquired after the Closing Date holds, a Deposit Account or Securities Account (other than (x) any Deposit Accounts into which proceeds of Medicare or Medicaid Receivables (as defined in the Guarantee and Collateral Agreement) are directly deposited by the obligor thereof, (y) any Deposit Accounts or Securities Accounts constituting ordinary course operating accounts holding cash and Investment Property (as defined in the Guarantee and Collateral Agreement) in an amount (with the value of such Investment Property being determined in accordance with GAAP) not exceeding $100,000 for any such Deposit Account or Securities Account and not exceeding $1,000,000 in the aggregate for all such Deposit Accounts and Securities Accounts, in each case excluding Deposit Accounts described in clause (x) above, and (z) any Securities Account containing Investment Property (as defined in the Guarantee and Collateral Agreement) the value of which (determined in accordance with GAAP) does not exceed $100,000) or obtains, or holds, Letter-of-Credit Rights which do not constitute Supporting Obligations (as defined in the Guarantee and Collateral Agreement) (other than any such Letter of Credit Rights the value of which does not exceed $100,000 in the aggregate), promptly but in any event within 45 days after the establishment or obtaining of such Deposit Account, Securities Account or Letter-of-Credit Right, or the creation or acquisition of such Subsidiary, (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Deposit Account, Securities Account or Letter-of-Credit Rights and (ii) take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in such Deposit Account, Securities Account or Letter-of-Credit Rights, including actions to cause the Administrative Agent to obtain “control” (within the meaning of the applicable Uniform Commercial Code) thereof.

2.7 Amendments to Section 7 of the Credit Agreement. Section 7 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

SECTION 7. NEGATIVE COVENANTS

Holdings and the Borrower hereby jointly and severally agree that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or any Agent hereunder, each of Holdings and the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Consolidated Senior Leverage Ratio. Permit the Consolidated Senior Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter	Senior Leverage Ratio
March 31, 2004 – March 31, 2007	4.25 to 1.0

June 30, 2007 and thereafter	4.00 to 1.0

(b) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Consolidated
Senior Secured
Fiscal Quarter	Leverage Ratio
March 31, 2004 – March 31, 2007	2.25 to 1.0

June 30, 2007 and thereafter	2.00 to 1.0

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Consolidated
Fiscal Quarter	Fixed Charge Coverage Ratio
March 31, 2004 – March 31, 2005	1.10 to 1.0

June 30, 2005 and thereafter	1.20 to 1.0

(d) Maintenance of Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth on any date of determination to be less than the sum of (i) 85% the amount of Consolidated Tangible Net Worth at the end of FQ1 2002, plus (ii) 50% of Consolidated Net Income for each fiscal quarter, commencing with FQ2 2002 and ending with the fiscal quarter most recently ended prior to the date of determination, in which Consolidated Net Income was positive, plus (iii) 100% of the aggregate Net Cash Proceeds of any issuance and sale after March 31, 2002 of the Capital Stock of the Borrower or any contribution to the equity of the Borrower after March 31, 2002.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary provided such Indebtedness is subordinated to the Obligations;

(c) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor;

(f) Indebtedness in respect of the Senior Notes in an aggregate principal amount not to exceed $150,000,000;

(g) Indebtedness in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $125,000,000 and any Indebtedness outstanding under the Existing Senior Subordinated Notes after giving effect to the transactions described in Section 5.1(b)(ii);

(h) Non-Recourse Debt in an aggregate principal amount at any time outstanding not exceeding (i) $50,000,000, at any time when the senior, unsecured, non credit-enhanced debt of the Borrower is rated lower than either B1 or BB- by Moody’s or S&P, respectively, and (ii) $75,000,000, at any time when the senior, unsecured, non credit-enhanced debt of the Borrower is rated at least as high as B1 and BB- by Moody’s and S&P, respectively;

(i) Indebtedness listed on Schedule 7.2(i) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(j) the Parent Intercompany Loan and the Holdings Intercompany Loan; and

(k) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $5,000,000 at any one time outstanding.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, and letters of credit issued in lieu of or in support of any of the foregoing, in each case incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens in favor of the Administrative Agent created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens in existence on the First Amendment Effective Date securing Indebtedness permitted by Section 7.2(i), provided that no such Lien is spread to cover any additional Property after the First Amendment Effective Date and that the amount of Indebtedness secured thereby is not increased;

(k) Liens securing Permitted Non-Recourse Debt; provided, that such Liens encumber only the assets financed with the proceeds of such Permitted Non-Recourse Debt and the Capital Stock of any Non-Recourse Subsidiary created to incur such Permitted Non-Recourse Debt; and

(l) Liens not otherwise permitted by this Section 7.3 so long as (i) neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) $5,000,000 at any one time and (ii) such Liens do not attach to any Receivables (as defined in the Guarantee and Collateral Agreement) or Mortgaged Property.

7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Restricted Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that (i) the Subsidiary Guarantor shall be the continuing or surviving corporation or (ii) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Sections 6.9 and 6.10 in connection therewith); and

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary of the Borrower, provided that no Restricted Subsidiary may Dispose of any assets which constitute Collateral to any Unrestricted Subsidiary.

7.5 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) (i) the sale of inventory in the ordinary course of business and (ii) the leasing, as lessor, of facilities in the ordinary course of business under leases providing to the lessor lease income that contributes to Consolidated EBITDA an amount substantially equivalent to the contribution of such facilities to Consolidated EBITDA if such facilities were operated by the Borrower;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) the Disposition in the ordinary course of business of Cash Equivalents and other investment securities;

(f) the Disposition of Property of the Borrower or any Restricted Subsidiary in an asset swap; provided, (i) that the amount of Consolidated EBITDA attributable to any Property so Disposed of by the Borrower or any Restricted Subsidiary, for the period of four consecutive fiscal quarters most recently ended prior to the date of such Disposition, does not exceed $5,000,000 and (ii) the amount of Consolidated EBITDA attributable to the Property acquired by the Borrower or any Restricted Subsidiary in such asset swap, for the period of four consecutive fiscal quarters most recently ended prior to the date of such Disposition, is not less than 90% of the Consolidated EBITDA for such period of the asset swapped by the Borrower or such Restricted Subsidiary;

(g) the Disposition of Transferred Properties of the Borrower and its Restricted Subsidiaries in transactions resulting in the receipt by the Borrower and its Restricted Subsidiaries of the fair market value of the Transferred Properties, it being understood that the Disposition of the Transferred Properties for the purchase price contained in option purchase agreements existing on June 28, 2002 and previously disclosed to the Administrative Agent shall constitute fair market value;

(h) the Disposition of notes or other non-cash consideration received as consideration in connection with Dispositions permitted pursuant to clause (g) of this Section;

(i) the Disposition of other assets in sales for fair market value; provided, that (i) the aggregate amount of Net Cash Proceeds of such Dispositions shall not exceed, while this Agreement is in effect (A) $60,000,000, so long as, at the time of any Disposition pursuant to this clause (a), the Consolidated Senior Secured Leverage Ratio is not at least 0.50 lower than the maximum Consolidated Senior Secured Leverage Ratio permitted pursuant to Section 7.1(b) at the time of such Disposition or (B) $100,000,000, so long as, at the time of any Disposition pursuant to this clause (b), the Consolidated Senior Secured Leverage Ratio is at least 0.50 lower than the maximum Consolidated Senior Secured Leverage Ratio permitted pursuant to Section 7.1(b) at the time of such Disposition and (ii) not more than 75% of the Net Cash Proceeds of all such Dispositions shall be attributable to Dispositions of Properties subject to the Existing Mortgages;

(j) the Disposition by: (i) the Borrower or any Restricted Subsidiary of any assets to the Borrower or any Subsidiary Guarantor; or (ii) any Restricted Subsidiary of assets not constituting Collateral to any Unrestricted Subsidiary; and

(k) any Recovery Event, provided, that the requirements of Section 2.7(b) are complied with in connection therewith.

7.6 Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings, the Borrower or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Holdings, the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating Holdings, the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor; and

(b) the Borrower may make disbursements to Holdings to permit Holdings to (i) pay corporate overhead expenses incurred in the ordinary course of business and/or to pay dividends to the Parent to pay Holdings’ proportionate share of corporate overhead expenses of the Parent incurred in the ordinary course of business, not to exceed $5,000,000 in any fiscal year without the consent of the Administrative Agent (such consent not to be unreasonably withheld) and (ii) pay any taxes which are due and payable by Holdings and the Borrower as part of a consolidated group; provided, that the amount of such taxes allocated to the Borrower shall be determined on an arms’ length basis.

7.7 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure, except (a) Consolidated Maintenance Capital Expenditures of the Borrower and its Restricted Subsidiaries in the ordinary course of business, (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount and (c) Consolidated Growth Capital Expenditures to the extent permitted by Section 7.8(h).

7.8 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business consistent with past practice;

(b) investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d) (i) advances for business expenses to employees of Holdings, the Borrower or any Restricted Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) and (ii) loans to employees of Holdings, the Borrower or any Restricted Subsidiaries of the Borrower in an aggregate amount for Holdings, the Borrower and Restricted Subsidiaries of the Borrower not to exceed $2,500,000 at any one time outstanding;

(e) Investments in assets (other than inventory) useful in the Borrower’s business made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.8(c)) by: (i) Holdings or the Borrower in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor; or (ii) any Restricted Subsidiary in the Borrower or any person that, prior to such Investment, is a Subsidiary, provided that no Restricted Subsidiary may make any Investment in an Unrestricted Subsidiary with Collateral or the proceeds thereof;

(g) the Alpha Equity Contribution and the Acquisition; and

(h) in addition to Investments otherwise expressly permitted by this Section, the Borrower or any of its Restricted Subsidiaries may make Investments and may make Consolidated Growth Capital Expenditures; provided, (i) all such Investments and Consolidated Growth Capital Expenditures shall be for the acquisition or improvement of assets (including Capital Stock of another Person) to be used in the same type of business that the Borrower and its Restricted Subsidiaries are engaged in on the date of this Agreement, (ii) such Investments and Consolidated Growth Capital Expenditures shall not be limited at any time when the Consolidated Senior Leverage Ratio is less than 3.00 to 1.00, (iii) the aggregate amount of all such Investments and Consolidated Growth Capital Expenditures at any time when the Consolidated Senior Leverage Ratio is greater than 3.00 to 1.00 shall not exceed (A) $20,000,000 for any particular such Investment or Consolidated Growth Capital Expenditure or (B) an aggregate amount for all such Investments and Consolidated Growth Capital Expenditures while this Agreement is in effect of $60,000,000 plus, at any time when the Consolidated Senior Secured Leverage Ratio is at least 0.25 lower than the maximum level permitted at such time, an additional amount, not exceeding $30,000,000 in the aggregate, equal to the aggregate Net Cash Proceeds of Asset Sales consummated after the Closing Date and (iv) after giving effect to such Investment no Default or Event of Default shall have occurred and be continuing.

7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Subordinated Notes or the Senior Notes, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any Derivatives Counterparty obligating Holdings, the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Subordinated Notes or the Senior Notes, (b) repurchase or redeem any or all of the Senior Notes or the Senior Subordinated Notes upon occurrence of a Specified Change of Control, (c) make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Parent Intercompany Loan or the Holdings Intercompany Loan, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or make any payment of interest in cash thereon, in each case if a Default or Event of Default then exists and is continuing or would be caused thereby, (d) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Notes (other than any such amendment, modification, waiver or other change which (i) would extend the maturity or reduce the amount of any payment of principal thereof, reduce the rate or extend the date for payment of interest thereon or relax any covenant or other restriction applicable to Holdings, the Borrower or any of its Subsidiaries and (ii) does not involve the payment of a consent fee), (e) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Parent Intercompany Loan or Holdings Intercompany Loan in a manner that would be materially adverse to the interests of the Lenders, (f) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Senior Subordinated Note Indenture, (g) designate any Indebtedness (other than the Obligations) as “Designated Senior Indebtedness” for the purposes of the Senior Subordinated Note Indenture or (h) amend its certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders.

7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than Holdings, the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to Holdings, the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11 [Reserved]

7.12 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings, the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) the Senior Subordinated Note Indenture and the Senior Note Indenture, and (c) any agreements governing any purchase money Liens or Permitted Non-Recourse Indebtedness or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make Investments in the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) any restrictions in any agreements governing any purchase money Indebtedness or Capital Lease Obligations or Permitted Non-Recourse Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (iv) any restrictions in any agreements governing Indebtedness of Foreign Subsidiaries otherwise permitted hereby (in which case, any restrictions shall only be effective against such Foreign Subsidiary and its Foreign Subsidiaries).

7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.16 Limitation on Activities of Holdings. In the case of Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document, (a) hold any assets other than the Capital Stock of the Borrower and the other direct Subsidiaries of Holdings, (b) have any liabilities other than (i) the liabilities under the Loan Documents, (ii) tax liabilities in the ordinary course of business, (iii) Investments permitted under Section 7.8(f) and (iv) corporate, administrative and operating expenses in the ordinary course of business and (c) engage in any business other than (i) owning the Capital Stock of the Borrower and its other Subsidiaries and activities incidental or related thereto and (ii) acting as a Guarantor and pledging the Capital Stock of the Borrower to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Guarantee and Collateral Agreement.

7.17 Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

7.18 Limitation on Activities of Inactive Subsidiaries. In the case of each Inactive Subsidiary, (a) engage in any material business operations, (b) guarantee, or otherwise provide direct credit support (including a Lien on its assets) for, Indebtedness of Holdings, the Borrower or any of its Subsidiaries, (c) own assets having a fair market value which, when added to the assets of all other Inactive Subsidiaries, exceeds 5% of the fair market value of consolidated assets of the Borrower and its Restricted Subsidiaries or (d) have Consolidated EBITDA which, when added to the Consolidated EBITDA of all other Inactive Subsidiaries, constitutes more than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

2.8 Amendments to Section 8(e) of the Credit Agreement. Section 8(e) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(e) Holdings, the Borrower or any of its Material Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that the failure of Assisted Living to obtain a consent to the Acquisition from the Housing and Community Services Department of the State of Oregon shall not constitute a default under this clause (iii) prior to any such Indebtedness being declared due and payable as a result thereof and; provided further, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness, individually or in the aggregate, the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

2.9 Amendment to Disclosure Schedules. The schedules to the Credit Agreement are hereby amended by:

(a) deleting existing Schedule 4.15 and inserting in lieu thereof the schedule attached to this Amendment as Exhibit A; and

(b) deleting existing Schedule 7.2(i) and inserting in lieu thereof the schedule attached to this Amendment as Exhibit B.

SECTION 3. CONDITIONS PRECEDENT.

3.1 Effectiveness of the Amendment. The amendments to the Credit Agreement described in this Amendment shall become effective on and as of the date on which:

(a) the Administrative Agent shall have received:

(i) (A) an executed counterpart of this Amendment, duly executed and delivered by a duly authorized officer of each of Holdings and the Borrower and (B) Lender Consent Letters (or facsimile transmissions thereof), substantially in the form of Exhibit C hereto (“Lender Consent Letters”), executed by the Required Lenders;

(ii) an Acknowledgement and Consent, substantially in the form of Exhibit D hereto, executed by each Loan Party;

(iii) a legal opinion from Foley & Lardner, counsel to the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent;

(iv) an executed officer certificate, substantially in the form of Exhibit E hereto, from the Borrower;

(v) to the extent not previously delivered to the Administrative Agent, such Control Agreements, stock certificates and stock powers, assumption agreements in respect of the Guarantee and Collateral Agreement and other documents as are required to maintain compliance with Section 6.9 of the Credit Agreement;

(b) all governmental and third party approvals necessary in connection with the Acquisition, the continuing operations of Holdings, the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing contemplated hereby; and

(c) the Acquisition shall have been consummated, and the Parent Intercompany Loan and the Holdings Intercompany Loan shall have been made, on terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 4. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On and as of the date hereof, and after giving effect to this Amendment, (a) each of Holdings and the Borrower certifies that no Default or Event of Default has occurred and is continuing and (b) each of Holdings and the Borrower confirms, reaffirms and restates that the representations and warranties made by the Loan Parties in the Loan Documents are true and correct in all material respects, except to the extent such representations and warranties expressly relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

SECTION 5. REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS. On and after the date on which any amendment described herein becomes effective in accordance with the terms hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement after giving effect to such amendment. Except as expressly amended herein, all of the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not be deemed to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Credit Agreement or any other Loan Document or to prejudice any other right or rights which the Agents or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

SECTION 6. COUNTERPARTS. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Amendment signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 7. PAYMENT OF EXPENSES. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment and any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

SECTION 8. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

EXTENDICARE HOLDINGS, INC.

By: /s/ Richard L. Bertrand

Name: Richard L. Bertrand Title: Senior Vice President and Chief Financial Officer

EXTENDICARE HEALTH SERVICES, INC.

By: /s/ Richard L. Bertrand

Name: Richard L. Bertrand Title: Senior Vice President and Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By: /s/ Tesha Spann

Name: Tesha Spann

Title: Authorized Signatory